Exhibit 23

                        Consent of Independent Auditors

The Board of Directors
Markel Corporation

We consent to incorporation by reference in Registration Statements No. 33-28921, No. 33-46706 and No. 33-61598 on Form S-8 and No. 333-21633 on Form
S-4 of Markel Corporation of our report dated February 2, 1999, relating to the consolidated balance sheets of Markel Corporation and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Company's 1998 annual report on Form 10-K.

                                                /s/  KPMG LLP
                                             --------------------------

Richmond, Virginia
March 24, 1999